Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the American Depositary Shares (one of which represents 40 ordinary shares, NIS 0.1 par value), of Therapix Biosciences Ltd., a company organized under the laws of Israel. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

June 2, 2020	L.I.A. Pure Capital Ltd.

	By:	/s/ Kfir Silberman
		Name:	Kfir Silberman
		Title:	Chairman and Chief Executive Officer

/s/ Kfir Silberman
Kfir Silberman